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                                                                    Exhibit 3.01
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                         CERTIFICATE OF INCORPORATION
                                      OF
                        ICON HOLDINGS CORP., AS AMENDED


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          1.  The name of the corporation is

                              ICON Holdings Corp.

          2. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

          3. The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          4. The corporation is authorized to issue Fifty Million (50,000,000) shares of its capital stock, all of which shall be designated common stock, $.01 par value per share (the "Common Stock"). The Common Stock shall be divided into two (2) classes, to be designated, respectively, Class A Common Stock, which shall have voting rights, and Class B Common Stock, which shall have no voting rights. In all other respects, the rights of the Class A Common Stock and the Class B Common Stock shall be equal.

          5. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except
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for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the certificate of incorporation of which this paragraph is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing portion of this paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

          6. The board of directors shall have the power to adopt, amend or repeal the by-laws of the corporation. However, any by-law so adopted or amended by the board of directors may be repealed, and any by-law so repealed by the board of directors may be reinstated, by vote of the holders of a majority of the shares of stock of the corporation entitled to vote, in which case the board of directors shall not thereafter take any action with respect to the by-laws which is inconsistent with the action so taken by the stockholders.

          7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          8. Without the unanimous written consent of the stockholders, the affirmative vote of a number of directors constituting the whole board of directors shall be necessary for the transaction of any item of business at any meeting of the board of directors.

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          9.  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in the value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          10. The name and mailing address of the sole incorporator is as follows:

              Melissa E. Whitman
              Thacher Proffitt & Wood
              Two World Trade Center, 40th Floor
              New York, NY 10048

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          11.  The corporation shall, to the fullest extent permitted under the
General Corporation Law of the State of Delaware, as amended from time to time, indemnify each of its directors, officers, employees and agents (each, an "Indemnified Party") against all expenses (including, without limitation, attorney's fees and expenses), liabilities, judgements, fines and amounts paid or otherwise due in respect of any action, suit or proceeding in which such Indemnified Party may be involved or with which he may be threatened, as a party or otherwise, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, by reason of his actions or omissions in connection with services rendered directly or indirectly to the corporation, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

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